Source: Gulf Resources, Inc.

Gulf Resources Reports First Quarter 2017 Financial Results

SHOUGUANG, China, May 12, 2017 (GLOBE NEWSWIRE) -- Gulf Resources, Inc. (Nasdaq:GURE) ("Gulf Resources" or the "Company"), a leading manufacturer of bromine, crude salt, specialty chemical products, and natural gas in China, today announced its financial results for the first quarter ended March 31, 2017.

•	First Quarter 2017 Highlights

•	Operating Income increased 25%

•	Net Income increased 25%

•	Earning per share increased 21%

•	Free cash flow equaled $0.17 per share*

•	Cash balances increased to $172,804,078 ($3.69 per share*).

•	Net Net Cash per share equaled $3.29 *

•	Working capital per share equaled $4.76*

•	Book Value per share equaled $7.68*

First Quarter Results

In the first quarter of 2017, revenues declined 5% to $32,788,493 from $34,495,450. Cost of goods sold declined by 15%. As a result, gross margins dollars improved 18%. As a percentage of sales, gross margins increased to 38% from 31%.

Sales expenses declined by 7%. R&D increased by 3%. G&A declined by 10%. Total expenses declined by 15%.

Income from operation increased 25% to $10,812,997 from $8,666,318. Earnings before taxes also increased by 25% to $10,896,946. Net income increased by 25% to $8,075,120. Earnings per share increased by 21% to $0.17 from $0.14.

Mr. Liu Xiaobin, the President and CEO of Gulf Resources stated, “We are extremely proud of our much improved margins, cost controls, and profitability during the seasonably slow first quarter. We believe we will continue to produce strong results during the remainder for 2017.”

Segment Results

Bromine

Revenues in Bromine increased by 6% to $13,922,394. Volume in bromine declined by 0.2%. The average selling price per tonne increased 6% to $4071, continuing the strong increases the company has been experiencing.

Cost per tonne of bromine declined 10% to $2,522.  Overall costs in bromine declined by 14.8% to $7,800,986. With higher pricing and lower costs, gross margins increased 52.6% to $6,121,408 from $4,011,515. Gross margin as a percentage of sales increased to 44.0% from 30%.

Income before taxes in the Bromine segment increased 75.4% to $5,271,933. As a percentage of revenues, income was 37.9% versus 22.9%., an increase of 1500 basis points.  Income after taxes increased 75% to $3,941,830. As a percentage of revenues, income after tax was 28.3% versus 17.2%.

“We are very pleased with the results of our bromine segment,” Mr. Liu Xiaobin stated. “Bromine pricing continues to increase.  It is even up since the end of the quarter. We expect prices to remain strong in the future. We are investing in our facilities to improve utilization.  We believe we can continue to increase both sales and profits in bromine. Stricter government regulations are forcing many smaller competitors to close, which should allow us to increase our market share.”

“While we are not making projections,” Mr. Liu continued, “we would like to remind investors that our bromine segment has historically had significantly higher earnings from operations during year 2009-2011. We are very optimistic about the opportunities in this segment.”

Crude Salt

Revenues in crude salt increased 3% to $1,813,778 from $1,766,608.  Gross profits in crude salt were $962,945 compared to $322,974, an increase of 198%. Gross margins were 53% compared to 18%.  Income from operations for crude salt equaled $885,888, an increase of 289%. Income after tax was $662,306, an increase of 285%. “We are very pleased,” Mr. Liu stated, “to see a stabilization and improvement in our crude salt sector.”

Chemicals

Revenues in chemical products declined 12.8% to $17,052,31 from $19,559,314.  By product line, revenues in oil and gas additives decreased 15% to $3,977,298. Paper manufacturing additives declined 15% to $688,276. Pesticides additives declined 16% to $2,216,710. Pharmaceutical intermediaries declined 13% to $6,963,509, while pharmaceutical by products declined 7% to $3,206,528. This decrease was primarily attributable to the decreased sales volume of all of our chemical products due to the slowdown in the Chinese economy and the financial tightening, which has affected our customers’ industries.

With regard to pricing, oil and gas, and paper additives had pricing declines of 2%, and 3%, Pesticides had a 3% increase in pricing. Pharmaceutical intermediaries had a 6% increase in pricing. This was caused largely by a change in mix to slightly lower quality products. Pharmaceutical by products had a 1.4% decrease in pricing.

The cost of revenues declined by 12.9% to $11,562,044.  Gross margins were flat at 32%.  Income from operations declined 13.6% to $4,946,177. Net income declined 13.7% to $3,678,036.

“While our chemical business is still showing declines over the previous year,” Mr. Liu stated, “the declines were much lower than in the fourth quarter of 2016 when sales and gross profits increased 3% and 3% respectively as compared to the fourth quarter 2016. Although the economy in China is still soft and although some of our customers still have capital constraints, we believe we have reached the bottom and are starting to see real improvements. We believe we are becoming cautiously optimistic about these businesses.”

Natural Gas

The company had signed a contract with Sichuan Heshun Natural Gas Sales Co., Ltd, its first customer for its natural gas production in Sichuan Province. It received the product quality inspection report, and trained its labors got operator certificates.

“We are very pleased to have secured our first contract for natural gas,” stated Liu Xiaobin, the CEO of Gulf Resources. “During this initial period, it is very important that we can deliver the natural gas we are promising. We believe our first well can produce a large amount of natural gas. We further believe that there will be opportunities to drill many more wells. However, we must be careful to make sure that we can successfully deliver on all of our commitments. We do not want to take any short cuts that could jeopardize the substantial opportunity that we believe we have before us.”

Cash Flow and Balance Sheet

During the first quarter, we generated $8,422,769 from operations.  This equals $0.18 per share. We spent $384,718 on PPE and prepaid leases. Free cash flow equaled $8,038,051 or $0.17 *per share.

Our balance sheet continues to strengthen. We ended the quarter with cash of $172,804,078 ($3.69 per share*). This is an increase in cash of $8,919,504. Net net cash per share equaled $3.29*. Current assets per share were $5.11*, while current liabilities were $0.35*. As a result, working capital per share equaled $222,533,394 or $4.76* per share. Book value increased to $359,582,590 ($7.68 per share*.)

We have maintained a flexible policy with our accounts receivable. Receivables of over 90 days old increased 16.6% to $23,185,593 as compared to the fourth quarter 2016. Virtually all are with customers we know very well. During this period of strong capital constraints in China, we believe it is in our interest to give our good customers at little extra leeway. Unlike many other companies, we have a balance sheet that will allow us this luxury. However, we are constantly reviewing the credit worthiness of all of our customers.

Capital Expenditures

In 2017, we expect to spend about $10 million on drilling 2-3 new wells in Sichuan.  We will also spend some money on improving our bromine and chemical production facilities. The amount of these expenditures will depend on regulations by the local government. While we do not know what new regulations will be enacted, we believe any further regulations will enhance our competitive position versus our less well-financed competitors.

We are continuing to look for vertical and horizontal acquisitions. At the present time, we believe we may have the opportunity to acquire more bromine resources and factories at very attractive prices. In addition, we are considering acquisitions of companies that export chemical products. If we can acquire companies that export chemical products, we will be able to gain financial flexibility that will enable us to help improve shareholder value.

2017 Guidance

For the second quarter of 2017, we expect continued strong pricing in bromine. We also believe we should be able to slightly increase the volume of bromine sold. The chemical business should be slightly lower in sales and earnings than in the previous year, however the gap should continue to close. Earnings for the quarter should be higher than those in the previous year.

For the year as a whole, we expect sales to increase between 3% and 8%. Bromine should continue to be strong. The chemical business should improve and show an increase by the fourth quarter. Net Income and earnings per share should increase by at least 10%.

“We believe,” Mr. Liu continued, “there are a number of factors that could lead to larger increases in earnings, however because many things are currently unknown, we prefer to remain conservative.”

“We at Gulf have continued to deliver on our promises,” Mr. Liu continued. “We have many exciting things ahead of us. We are going to see real revenues from our natural gas project. We believe we have significant additional leverage in Bromine. We think our chemical business has bottomed and is starting to show improvement. We see very exciting acquisition opportunities that could significantly add to earnings, and we are committed to finding ways to help recognize shareholder value.”

“We appreciate the support of our shareholders,” Mr. Liu continued. “We are implementing our plan that we believe will lead to significantly higher sales and earnings in the years ahead and that will give us the opportunity to help our shareholders recognize the value they see in our company.”

(*All calculations based on 46,793,791 shares outstanding)

Conference Call

Gulf Resources' management will host a conference call on Monday, May 15, 2017 at 9:00 a.m. Eastern Daylight Time to discuss its financial results for the first quarter ended March 31, 2017.

Mr. Xiaobin Liu, CEO of Gulf Resources, will be hosting the call. The Company's management team will be available for investor questions following the prepared remarks.

To participate in this live conference call, please dial +1 (877) 275-8968 five to ten minutes prior to the scheduled conference call time. International callers should dial +1 (706) 643-1666. The conference participant pass code is 22780829.

The webcasting is also available then, just simply click on the link below: http://www.gulfresourcesinc.com/events.html

A replay of the conference call will be available two hours after the call's completion during 05/15/2017 11:00 EDT - 06/14/2017 22:59 EDT. To access the replay, call +1 (855) 859-2056. International callers should call +1 (404) 537-3406. The conference ID is 22780829.

About Gulf Resources, Inc.

Gulf Resources, Inc. operates through four wholly-owned subsidiaries, Shouguang City Haoyuan Chemical Company Limited ("SCHC"), Shouguang Yuxin Chemical Industry Co., Limited ("SYCI"), Shouguang City Rongyuan Chemical Co, Limited (“ SCRC”) and Daying County Haoyuan Chemical Company Limited (“DCHC”). The company believes that it is one of the largest producers of bromine in China. Elemental Bromine is used to manufacture a wide variety of compounds utilized in industry and agriculture. Through SYCI, the company manufactures chemical products utilized in a variety of applications, including oil and gas field explorations and papermaking chemical agents. SCRC is a leading manufacturer of materials for human and animal antibiotics in China and other parts of Asia. DCHC was established to further explore and develop natural gas and brine resources (including bromine and crude salt) in China. For more information, visit www.gulfresourcesinc.com.

Forward-Looking Statements

Certain statements in this news release contain forward-looking information about Gulf Resources and its subsidiaries business and products within the meaning of Rule 175 under the Securities Act of 1933 and Rule 3b-6 under the Securities Exchange Act of 1934, and are subject to the safe harbor created by those rules. The actual results may differ materially depending on a number of risk factors including, but not limited to, the general economic and business conditions in the PRC, future product development and production capabilities, shipments to end customers, market acceptance of new and existing products, additional competition from existing and new competitors for bromine and other oilfield and power production chemicals, changes in technology, the ability to make future bromine asset purchases, and various other factors beyond its control. All forward-looking statements are expressly qualified in their entirety by this Cautionary Statement and the risks factors detailed in the company's reports filed with the Securities and Exchange Commission. Gulf Resources undertakes no duty to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Expressed in U.S. dollars)
	March 31, 2017 Unaudited	December 31, 2016 Audited
Current Assets
Cash	$172,804,078	$163,884,574
Accounts receivable	60,626,001	51,835,218
Inventories, net	5,147,763	5,881,681
Prepayments and deposits	30,000	117,338
Prepaid land leases	378,684	47,255
Other receivable	2,008	1,424
Deferred tax assets	—	—
Total Current Assets	238,988,534	221,767,490
Non-Current Assets
Property, plant and equipment, net	104,154,220	108,731,126
Property, plant and equipment under capital leases, net	478,451	554,257
Prepaid land leases, net of current portion	4,665,917	4,754,169
Deferred tax assets	2,227,916	2,215,772
Goodwill	27,820,174	27,668,539
Total non-current assets	139,346,678	143,923,863
Total Assets	$378,335,212	$365,691,353

Liabilities and Stockholders’ Equity
Current Liabilities
Accounts payable and accrued expenses	$10,366,776	$8,682,318
Retention payable	2,418	733,869
Capital lease obligation, current portion	230,380	187,678
Taxes payable	5,855,566	4,341,331
Total Current Liabilities	16,455,140	13,945,196
Non-Current Liabilities
Capital lease obligation, net of current portion	2,297,482	2,284,959
Total Liabilities	$18,752,622	$16,230,155

Stockholders’ Equity
PREFERRED STOCK; $0.001 par value; 1,000,000 shares authorized; none outstanding	$—	$—
COMMON STOCK; $0.0005 par value; 80,000,000 shares authorized; 47,052,940 and 47,052,940 shares issued; and 46,793,791 and 46,793,791 shares outstanding as of March 31, 2017 and December 31, 2016, respectively	23,525	23,525
Treasury stock; 259,149 and 259,149 shares as of March 31, 2017 and December 31, 2016 at cost	(577,141)	(577,141)
Additional paid-in capital	94,165,679	94,156,679
Retained earnings unappropriated	256,172,033	248,941,696
Retained earnings appropriated	23,755,749	22,910,966
Accumulated other comprehensive loss	(13,957,255)	(15,994,527)
Total Stockholders’ Equity	359,582,590	349,461,198
Total Liabilities and Stockholders’ Equity	$378,335,212	$365,691,353

GULF RESOURCES, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME (Expressed in U.S. dollars) (UNAUDITED)

	Three-Month Period Ended March 31,
	2017	2016

NET REVENUE
Net revenue	$32,788,493	$34,495,450

OPERATING INCOME (EXPENSE)
Cost of net revenue	(20,213,863)	(23,881,646)
Sales, marketing and other operating expenses	(75,833)	(81,901)
Research and development cost	(61,898)	(59,837)
General and administrative expenses	(1,728,460)	(1,916,030)
Other operating income	104,558	110,282
	(21,975,496)	(25,829,132)

INCOME FROM OPERATIONS	10,812,997	8,666,318

OTHER INCOME (EXPENSE)
Interest expense	(41,911)	(46,129)
Interest income	125,860	114,446
INCOME BEFORE TAXES	10,896,946	8,734,635

INCOME TAXES	(2,821,826)	(2,267,671)

NET INCOME	$8,075,120	$6,466,964

COMPREHENSIVE INCOME:
NET INCOME	$8,075,120	$6,466,964
OTHER COMPREHENSIVE INCOME
- Foreign currency translation adjustments	2,037,272	1,893,061

COMPREHENSIVE INCOME	$10,112,392	$8,360,025

EARNINGS PER SHARE:
BASIC	$0.17	$0.14
DILUTED	$0.17	$0.14

WEIGHTED AVERAGE NUMBER OF SHARES:

BASIC	46,793,791	46,007,120
DILUTED	46,804,241	46,740,326

GULF RESOURCES, INC.
AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Expressed in U.S. dollars)
(UNAUDITED)
	Three-Month Period Ended March 31,
	2017	2016

CASH FLOWS FROM OPERATING ACTIVITIES
Net income	$8,075,120	$6,466,964
Adjustments to reconcile net income to net cash provided by operating activities:
Interest on capital lease obligation	41,753	45,891
Amortization of prepaid land leases	107,461	131,544
Depreciation and amortization	5,439,098	6,869,721
Unrealized exchange loss on translation of inter-company balances	137,255	130,462
Stock-based compensation expense	9,000	7,300
Changes in assets and liabilities, net of effects of acquisition :
Accounts receivable	(8,523,139)	(1,380,964)
Inventories	767,825	255,763)
Prepayments and deposits	(29,129)	(30,000)
Other receivables	(580)	—
Accounts payable and accrued expenses	1,641,677	2,000,630
Retention payable	(736,894)	(501,556)
Taxes payable	1,493,322	376,559
Net cash provided by operating activities	8,422,769	14,372,314

CASH FLOWS USED IN INVESTING ACTIVITIES
Additions of prepaid land leases	(324,743)	(326,526)
Purchase of property, plant and equipment	(59,975)	(57,286)
Net cash used in investing activities	(384,718)	(383,812)

EFFECTS OF EXCHANGE RATE CHANGES ON CASH AND CASH EQUIVALENTS	881,453	816,906
NET INCREASE IN CASH AND CASH EQUIVALENTS	8,919,504	14,805,408
CASH AND CASH EQUIVALENTS - BEGINNING OF PERIOD	163,884,574	133,606,392
CASH AND CASH EQUIVALENTS - END OF PERIOD	$172,804,078	$148,411,800

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for:
Income taxes	$1,798,807	$2,319,477

CONTACT:

Gulf Resources, Inc.

Web: http://www.gulfresourcesinc.com

Director of Investor Relations

Helen Xu (Haiyan Xu)

beishengrong@vip.163.com